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                                                                EXHIBIT (q)(xiv)

                                 CODE OF ETHICS
                            VEREDUS ASSET MANAGEMENT


I. STATEMENT OF GENERAL PRINCIPLES

        This Code of Ethics has been adopted by Veredus Asset Management LLC (the "Adviser") for the purpose of instructing all employees, officers, directors and members of the Adviser in their ethical obligations and to provide rules for their personal securities transactions. All such employees, officers, directors and members owe a fiduciary duty to the Adviser's clients (the "Clients"). A fiduciary duty means a duty of loyalty, fairness and good faith towards Clients, and the obligation to adhere not only to the specific provisions of this Code but to the general principles that guide the Code. These general principles are:

                - The duty at all times to place the interests of Clients first;

                - The requirement that all personal securities transactions be conducted in a manner consistent with the Code of Ethics and in such a manner as to avoid any actual or potential conflict of interest or any abuse of any individual's position of trust and responsibility; and

                - The fundamental standard that such employees, officers, directors and members should not take inappropriate advantage of their positions, or of their relationship with Clients.

        It is imperative that the personal trading activities of the employees, officers, directors and members of the Adviser be conducted with the highest regard for these general principles in order to avoid any possible conflict of interest, any appearance of a conflict, or activities that could lead to disciplinary action. This includes executing transactions through or for the benefit of a third party when the transaction is not in keeping with the general principles of this Code. All personal securities transactions must also comply with the Securities & Exchange Commission's Rule 17j-1. Under this rule, no Employee may:

                - employ any device, scheme or artifice to defraud a Client;

                - make to any Client any untrue statement of a material fact or omit to state to such client a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;



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                - engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon a Client; or

                - engage in any manipulative practice with respect to a Client.

II. Definitions

        A. Advisory Employees: Employees who participate in or make recommendations with respect to the purchase or sale of securities.

        B. Beneficial Interest: ownership or any benefits of ownership, including the opportunity to directly or indirectly profit or otherwise obtain financial benefits from any interest in a security.

        C. Compliance Officer: James Jenkins, or with respect to James Jenkins,
B. Anthony Weber.

        D. Employee Account: each account in which an Employee or a member of his or her family has any direct or indirect Beneficial Interest or over which such person exercises control or influence, including, but not limited to, any joint account, partnership, corporation, trust or estate. An Employee's family members include the Employee's spouse, minor children, any person living in the home of the Employee and any relative of the Employee (including in-laws) to whose support an Employee directly or indirectly contributes.

        E. Employees: the employees, officers, members and directors of the Adviser, including Advisory Employees.

        F. Exempt Transactions: transactions which are 1) effected in an amount or in a manner over which the Employee has no direct or indirect influence or control, 2) pursuant to a systematic dividend reinvestment plan, systematic cash purchase plan or systematic withdrawal plan, 3) in connection with the exercise or sale of rights to purchase additional securities from an issuer and granted by such issuer pro-rata to all holders of a class of its securities, 4) in connection with the call by the issuer of a preferred stock or bond, 5) pursuant to the exercise by a second party of a put or call option, 6) closing transactions no more than five business days prior to the expiration of a related put or call option, 7) with respect to affiliated registered open-end investment companies, 8) inconsequential to any Fund because the transaction is very unlikely to affect a highly liquid market or because the security is clearly not related economically to any securities that a Client may purchase or sell.



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        G. Related Entity: a partnership or other entity 1) in which persons unaffiliated with the Adviser or any Employee (and not otherwise subject to this Code) participate and 2) to which the Adviser or an Employee acts as adviser, general partner or other fiduciary.

        H. Related Securities: securities issued by the same issuer or issuer under common control, or when either security gives the holder any contractual rights with respect to the other security, including options, warrants or other convertible securities.

        I. Securities: any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas or other mineral rights, or, in general, any interest or instrument commonly known as a "security," or any certificate or interest or participation in temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase (including options) any of the foregoing; except for the following: 1) securities issued by the government of the United States, 2) bankers' acceptances, 3) bank certificates of deposit, 4) commercial paper, and 5) shares of registered open-end investment companies.

        J. Securities Transaction: the purchase or sale, or any action to accomplish the purchase or sale, of a Security for an Employee Account.

III. PERSONAL INVESTMENT GUIDELINES

        A. Personal Accounts

                1. The Personal Investment Guidelines in this Section III do not apply to Exempt Transactions. Employees must remember that regardless of the transaction's status as exempt or not exempt, the Employee's fiduciary obligations remain unchanged.


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                2. A securities transaction effected on behalf of the Related
Entity may be a Securities transaction subject to this Code because the Adviser or Employee has an interest in the Related Entity. While the Adviser and each Employee is subject at all times to the fiduciary obligations described in this Code, paragraph 5 of this Section III does not apply to a Securities Transaction effected on behalf of a Related Entity, and paragraph 4 of this Section III does not apply to a Securities Transaction effected on behalf of a Related Entity if the transaction is "blocked" with the other Client's transaction.

                3. Except as provided in paragraph 3 of this Section III, Employees may not execute a Securities Transaction on a day during which a purchase or sell order in that same Security or a Related Security is pending for a Client. Securities Transactions executed in violation of this prohibition shall be unwound or, if not possible or practical, the Employee must disgorge to the Client the value received by the Employee due to any favorable price differential received by the Employee. For example, if the Employee buys 100 shares at $10 per share, and the Client buys 1000 shares at $11 per share, the Employee will pay $100 (100 shares x $1 differential) to the Client.

                4. Except as provided in paragraph 2 of this Section III, an Advisory Employee may not execute a Securities Transaction within seven (7) calendar days before or after a transaction in the same Security or a Related Security has been executed on behalf of a Client. If the Compliance Officer determines that a transaction has violated this prohibition, the transaction shall be unwound or, if not possible or practical, the Employee must disgorge to the Client the value received by the Employee due to any favorable price differential received by the Employee.



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                6. In connection with a private placement acquisition the
Employee must pre-clear the acquisition with the Compliance Officer. The Compliance Officer will take into account, among other factors, whether the investment opportunity should be reserved for a Client, and whether the opportunity is being offered to the Employee by virtue of the Employee's position with the the Adviser or relationship with a Client. Employees who have been authorized to acquire securities in a private placement will, in connection therewith, be required to disclose that investment if and when the Employee takes part in any subsequent investment in the same issuer. In such circumstances, the determination to purchase Securities of that issuer on behalf of a Client will be subject to an independent review by personnel of the Adviser with no personal interest in the issuer.

        B. Other Restrictions

                1. Employees are prohibited from serving on the boards of directors of publicly traded companies, absent prior authorization by the Compliance Officer. The consideration of prior authorization will be based upon a determination that the board service will be consistent with the interests of all Clients. In the event that board service is authorized, Employees serving as directors will be isolated from other Employees making investment decisions with respect to the securities of the company in question.

                2. No Employee may accept from a customer or vendor an amount in excess of $50 per year in the form of gifts or gratuities, or as compensation for services. If there is a question regarding receipt of a gift, gratuity or compensation, it is to be reviewed by the Compliance Officer.



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IV. COMPLIANCE PROCEDURES

        A. Employee Disclosure and Certification

                1. At the commencement of employment with the Adviser, each Employee must certify that he or she has read and understands this Code and recognizes that he or she is subject to it, and must disclose all personal Securities holdings.

                2. The above disclosure and certification is also required annually, along with an additional certification that the Employee has complied with the requirements of this Code and has disclosed or reported all personal Securities Transactions required to be disclosed or reported pursuant to the requirements of this Code.

        B. Compliance

                1. All Employees must provide copies of all broker confirmations and periodic account statements to the Compliance Officer. Each Employee must report, no later than ten (10) days after the close of each calendar quarter, on the Securities Transaction Report form provided by the Adviser, all transactions in which the Employee acquired any direct or indirect Beneficial Interest in a Security, including Exempt Transactions, and certify that he or she has reported all transactions required to be disclosed pursuant to the requirements of this Code.

                2. The Compliance Officer will, on a quarterly basis, check the trading confirmations provided by brokers to verify that the Employee has not violated the Code. The Employee's annual disclosure of Securities holdings will be reviewed by the Compliance Officer for compliance with this Code, including transactions that reveal a pattern of trading inconsistent with this Code.



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                3. If an Employee violates this Code, the Compliance Officer will report the violation to management personnel of the Adviser for appropriate remedial action which, in addition to the actions specifically delineated in other sections of this Code, may include a reprimand of the Employee, or suspension or termination of the Employee's relationship with the Adviser or the Client.


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